EXHIBIT 99.1

Operating Report

In The United States Bankruptcy Court

for the Northern District of Illinois

Eastern Division

Case Name: Universal Access Global Holdings Inc et al	Case No: 04 B 28747

Summary of Cash Receipts and Cash Disbursements

For the period February 1, 2005 - February 28, 2005

Beginning Balances:
		Unrestricted accounts	7,180,629
		Restricted accounts	415,497
Beginning balance in all accounts				7,596,125

Receipts:

1		Receipts from operations	2,812,293
2		Other receipts	43,627
3		Asset Sale Proceeds Restricted	—

Total receipts				2,855,920

Disbursements:

3	Net payroll:
	a	Officers	44,962
	b	Others	287,775

4	Taxes:
	a	Federal Income Tax Withholdings	81,525
	b	FICA withholdings	40,537
	c	Employer’s FICA	40,537
	d	Federal Unemployment Taxes	657
	e	State Unemployment Taxes	18,147
	f	State Income Tax Withholdings	18,549

5	Necessary expenses:
	a	Carriers	2,497,439
	b	Carrier 366 Prepayments	143,034
	c	Rent	179,677
	d	Commissions	19,405
	e	Computer Expenses	44,466
	f	Utility Expenses	42,654
	g	Employee Benefits	116,739
	h	Travel and Entertainment	59,167
	i	Reorganization Consulting fees	73,033
	j	Reorganization Legal fees	220,539
	k	Regulatory, Taxes and Insurance	174,585
	l	Other contractors	73,113
	m	Other expenses	62,378

Total Operating Cash Disbursements			4,238,918

Total Restricted Cash Disbursements/ Letter of Credit Draw			—

Total Disbursements				4,238,918

Net receipts and (disbursements)				(1,382,998)

Ending balances:
		Unrestricted accounts	5,797,631
		Restricted accounts	415,497
Ending balance in all accounts				6,213,128

Note:
Global Holdings had disbursements of $50,565
Tri-Quad had disbursements of $46,414

Statement of Inventory

Beginning inventory	N/A
Add: purchases	N/A
Less: goods sold	N/A
Ending inventory	N/A

Payroll Information Statement

Gross payroll for the period	473,348
Payroll taxes due but unpaid	0

Status of Payments to Secured Creditors and Lessors

	Date regular	Amount	Number of	Amount of
	payment is	of regular	payments	payments
Name of Creditor/Lessor	due	payment	delinquent	delinquent
Other Rents	8/1/2004	—	10	102,881

Statement of Aged Receivables

Accounts Receivable (from 2/1/05 through 2/28/05):
Beginning of month balance	9,639,219	Note 1
Add: sales on account	3,816,555
Less: collections	(2,798,053)
Adjustments	(38,936)
End of month balance	10,618,785

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due	3,377,429	317,465	6,449,864	474,027	10,618,785

Statement of Accounts Payable (Post-Petition)

Accounts Payable:
Beginning of month balance	1,951,833
Add: credit extended	3,866,030
Less: payments on account	(3,670,605)
Adjustments	(12,034)
End of month balance	2,135,224

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due (Note 2)	1,561,285	142,225	64,684	367,030	2,135,224

Note 1:  Beginning balance reflects early termination fees invoiced to a single customer in the amount of $6,099,157.

Note 2: Includes $1,071,518 of 0-30 day accounts payable recorded for prepaid carrier services to be received in March 2005.

Tax Questionnaire

	Yes	No
Federal Income Taxes	X
FICA withholdings	X
Employee’s withholdings	X
Employer’s withholdings	X
Employer’s FICA	X
Federal Unemployment Taxes	X
State Income Taxes	X
State Employee withholdings	X